279228.004(B&F)

As filed with the Securities and Exchange Commission on
November 15, 1996.                   Registration No. 333-________

         SECURITIES AND EXCHANGE COMMISSION
                Washington, DC  20549
                    ____________

                      FORM S-3
               REGISTRATION STATEMENT
                        UNDER
             THE SECURITIES ACT OF 1933
                    _____________

                 INNOVUS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)


Delaware
(State or Other Jurisdiction
of
Incorporation or Organization)
87-0461856
(I.R.S. Employer
Identification Number)

                 2060 E. 2100 South
             Salt Lake City, Utah 84109
                 (801) 463-8200
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

                    TERRY R. HAAS
                      President
                 2060 E. 2100 South
             Salt Lake City, Utah 84109
                 (801) 463-8200
(Name, Address, Including Zip Code, and Telephone Number,
     Including Area Code, of Agent for Service)
                  _________________
                     Copies to:

Richard T. Beard
Paul H. Shaphren
Ballard Spahr Andrews & Ingersoll
201 S. Main, Suite 1200
Salt Lake City, Utah 84111
(801) 531-3000


                  ________________

       Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

       If any of the securities being registered on this form
are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment
plans, check the following box:   xx

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


           CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered
        Common Stock ($0.001 par value)...........

Amount to Be Registered
        1,665,841 shares (3)

Proposed Maximum Offering PricePer Share(1)
        $5.50

Proposed Maximum Aggregate Offering Price(1)
        $9,162,126

Amount of Registration Fee(1)(2)
        $2,776.40

(1) Calculated in accordance with Rule 457(c) on the basis of the closing price of the Registrant's Common Stock on November 8, 1996, as reported by the Nasdaq SmallCap Market.

(2) Registration Fee is calculated on the basis of 1/33 of 1% of the Proposed Maximum Aggregate Offering Price.

(3)   Shares which may be resold by selling stockholders.  No
      consideration will be received by the Registrant for such shares being registered hereby. Includes the resale of shares issuable by the Registrant on conversion of its Series C Preferred Stock and Series D Preferred Stock.
      _________________________________________

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
        These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                SUBJECT TO COMPLETION
   PRELIMINARY PROSPECTUS DATED NOVEMBER 15, 1996

PROSPECTUS

                  1,665,841 Shares

                 INNOVUS CORPORATION

                    Common Stock
            (par value $.001 per share)



       This Prospectus relates to up to 1,665,841 shares of common stock, par value $.001 per share ("Common Stock"), of Innovus Corporation, a Delaware corporation (the "Company"), which may be offered for sale from time to time by certain stockholders of the Company (the "Selling Stockholders"), or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions at varying prices determined at the time of sale or at negotiated prices (the "Offering"). See "Plan of Distribution." Certain of the Common Stock being offered by the Selling Stockholders has been, or will be, acquired by the Selling Stockholders on conversion of the Company's Series C Preferred Stock or Series D Preferred Stock. The Series C Preferred Stock is convertible from time to time by the holders thereof based upon the original purchase price of $50.00 per preferred share, plus accrued dividends thereon at 5% per annum, divided by the lower of
(i) $5.45 per share of common stock, or (ii) 75% of the average closing bid price for the common stock over the five trading days preceding conversion. The Series D Preferred Stock is convertible from time to time by the holders thereof based upon the original purchase price of $50.00 per preferred share, plus accrued dividends thereon at 5% per annum, divided by $4.00 per share of common stock. The conversion price for each class of preferred stock is subject to adjustment. See "Plan of Distribution."

       The Company will not receive any of the proceeds from the sale of the shares of Common Stock (the "Shares") by the Selling Stockholders. The expenses of registration under the Securities Act of 1933, as amended (the "Securities Act") of the Shares which may be offered hereby will be paid by the Company.

       The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "INUS". On November 8, 1996, the closing bid and asked prices of the Common Stock were $5.375 and $5.625.

       See "RISK FACTORS" on page 4 for information that should be considered by prospective purchasers of the securities offered hereby.

    _____________________________________________



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
 SECURITIES COMMISSION NOR HAS THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY
              IS A CRIMINAL OFFENSE.


  The date of this Prospectus is November 15, 1996



       No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                 __________________

                  TABLE OF CONTENTS
                 __________________
                                                 Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . .  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. .  3

RISK FACTORS . . . . . . . . . . . . . . . . . . .  4

THE COMPANY. . . . . . . . . . . . . . . . . . . . 11

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . 11

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . 12

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . 15

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . 16

EXPERTS. . . . . . . . . . . . . . . . . . . . . . 16



                AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 300 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web (http://www.sec.gov) which contains reports, proxy statements and other information concerning the Company filed electronically with the Commission. Shares of the Common Stock are traded on the Nasdaq SmallCap Market. Such reports, proxy statements and other information can also be inspected and copied at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006.

       The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.



   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed with the Commission pursuant to the Exchange Act (File No. 0-26790) are hereby incorporated by reference into this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (the "Form 10-K"), (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 (as amended by a Form 10-Q/A), June 30, 1996, and September 30, 1996 (c) Current Reports on Form 8-K dated October 7, 1996 and November 7, 1996, and (d) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A.

       All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering pursuant to this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the Investor Relations Department, Innovus Corporation, 2060 E. 2100 South, Salt Lake City, Utah 84109, telephone (801) 463-8200.



                    RISK FACTORS

       Each prospective investor should carefully consider the following factors inherent in and affecting the business of the Company and this offering before making a decision to purchase the Common Stock offered hereby.


Limited Operating History and Additional Financings

   Since inception, the Company has generated only minimal revenues. The Company faces the risks and problems associated with businesses in their early stages and has a limited operating history on which an evaluation of its prospects can be made.
Such prospects should be considered in light of risks, expenses and difficulties frequently encountered in the establishment of commercialization of new products based on innovative technologies. The Company anticipates that it will attempt to obtain additional capital during the next twelve months from the sale of equity or debt securities to sustain operations. There can be no assurance that such financing will be available or, if available, will be on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Significant Marketing and Sales Expenditures Required; Software
Sales Not Assured

   The Company's software has not been marketed on a large scale to the corporate and business market. There is no assurance that the market will accept the software in sufficient quantity to maintain the Company's operations. The Company has limited resources to devote to marketing of the software. Regardless of the technical merits of the software, the Company's limited marketing resources compared with larger, more established software companies may substantially reduce the probability of large scale sales of the software.


Rapid Technological Change Makes Products Obsolete

   The emerging multimedia market and the personal computer industry in general are characterized by rapidly changing technology, resulting in short product life cycles and rapid price declines. The Company must continuously update its existing products to keep them current with changing technology and must continuously develop new versions of its products. The Company's future prospects are highly dependent on the ability of its planned and future products to timely address new technologies and achieve market acceptance. There can be no assurance that the Company will be successful in these efforts.


Competition

   The markets for the Company's products are highly competitive and are characterized by pressures to reduce prices, incorporate new features and accelerate the release of new product versions. A number of companies currently offer products that compete directly or indirectly with one or more aspects of the Company's products. Competitors could develop a product which competes with all aspects of the Company's products. Some current and potential competitors are larger, better established and have greater financial resources than the Company. Such competitors may have the ability to more aggressively market and price their products than the Company. There is no assurance that the Company will be able to successfully compete in these markets.


Dependence on Key Personnel

   The Company's success depends to a significant degree upon the continued contributions of its key management, product development, sales, marketing and operations personnel. Although the Company has employment contracts with its key personnel, there can be no assurance that such persons will not terminate their employment to the detriment of the Company. The Company does not have key man life insurance on any of its personnel other than David Mock. The insurance policy on the life of Mr. Mock is leased from such officer on a so-called reverse split dollar basis, the premiums for which may be higher than the Company could obtain from a third party. The Company intends to obtain similar insurance with respect to Mr. Haas. The Company's future success also depends upon its ability to attract and retain highly skilled personnel. Competition for such employees is intense. The loss of any current key employees or the inability to attract and retain additional key personnel could have a material adverse effect on the Company's business and operating results.


Reliance on Distributors; Initiation of New Distribution Channel

   The Company's sales and marketing effort has historically been dependent upon value added resellers (VARs) and other corporate resellers. The Company's distributors, VARs and resellers are not controlled by the Company and, generally, the Company's distribution and reselling agreements are nonexclusive and may be terminated on short notice by either party without cause. As a result, there can be no assurance that any distributor, VAR or reseller will not focus on its other products or services or discontinue its relationship with the Company. Furthermore, for the Company to be successful, it must sufficiently increase its VAR and other distribution networks. There can be no assurance that the Company can sufficiently increase its VAR or other networks, or that such networks will be an effective channel to market and sell the Company's products. Any substantial reduction in the sales effort or in consummated sales of the Company's products by its distributors and resellers would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will not experience inventory rotation or upgrades or suffer product returns from its distribution channels in the future. Any such activities could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Sales, Marketing and Distribution."


Multiple Distribution Channels; Potential for Channel Conflict

   The Company has and will continue to devote significant resources to develop its various distribution channels. The Company has limited experience with most of its existing distribution and marketing partners and channels. Sales of the Company's products through indirect channels may limit the Company's contact with its end-users. As a result, the Company's ability accurately to forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. The Company's strategy of marketing its products directly to end-users and indirectly through distributors, VARs and others may result in the various distribution channels conflicting with one another. Any lack of success in one or more distribution channels would have an adverse effect on the Company's business, operating results and financial condition. See "Business--Marketing and Sales."


Uncertainty of Future Results

   Product introduction and market acceptance of new products, the timing, scope and success of product development projects, announcements or introductions of new products or technologies by the Company or its competitors, conditions in the business computing market in general, and national and global economic conditions could cause significant variations in the Company's operating results, including possible declines in profit margins and earnings per share. The Company's products are typically shipped shortly after orders are received; consequently, product order backlog at any time generally is small and product order backlog at the beginning of any quarter typically will represent only a small portion of that quarter's expected net revenues.


Volatility of Stock Price; No Dividends

   The Company's Common Stock was only sporadically traded prior to August, 1994. From August, 1994 to November, 1995 the Common Stock was quoted on the OTC Bulletin Board and since November, 1995 the Common Stock has been quoted on the Nasdaq SmallCap Market. The Common Stock has experienced significant price and volume fluctuations. The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products or enhancements by the Company or its competitors, delays in new product introductions or enhancements, developments in the Company's relationships with its customers, strategic partners or suppliers, general conditions in the computer and software industries, changes in investment strategy by significant shareholders and other events or factors, which may be unrelated to the Company. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's operating performance. The Company has not paid cash dividends on its Common Stock and does not expect to do so in the foreseeable future.


Negative Effect of Financial Condition on Competitiveness

   The Company's ability to market its software and develop additional application templates may be limited by the Company's financial condition. In addition to limitations on funds available for marketing expenditures, the Company's financial condition may affect software distributors in determining whether, or to what extent, to carry the Company's software.


History of Losses; Accumulated Deficit

   The Company has expended significant sums to develop its software. As a result, the Company has consistently reported significant losses. There can be no assurance that the Company will be profitable in the future. As of June 30, 1996, the Company had an accumulated deficit of $8,792,472. Moreover, to date, a substantial portion of the working capital requirements of the Company has been provided from the sale of equity securities. The ability of the Company to continue its operations successfully is materially dependent upon the marketing and sales of its products in a profitable manner, and the raising of any additional capital which it may require in the future.


Limited Intellectual Property Protection

   The Company's success will depend in part on its ability to protect its technology and preserve its trade secrets. Although the Company relies primarily upon continuing technological innovations, trade secrets and know-how to develop and maintain its competitive position, it also relies on a combination of copyright and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company does not have any patents or patent applications for its technology. There is no assurance that any aspect of the Company's technology can be patented, or that any patents will provide a competitive advantage or will afford protection against competitors with similar technology, or will not be successfully challenged or circumvented by competitors. There can be no assurance that the trade secrecy and other measures taken by the Company will be adequate to prevent or deter misappropriation of its technology, or that competitors will not be able independently to develop technologies having similar functions or performance characteristics. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the Company will have an adequate legal remedy to prevent or seek redress for future unauthorized misappropriation of the Company's technology.

   The business software development market is characterized by rapid technological change, with frequent introductions of new products and technologies. As a result, industry participants often find it necessary to develop products and features similar to those introduced by others, increasing the risk that their products and processes may give rise to claims that they infringe the patents or copyrights of others. Accordingly, the Company's current and future products and processes, or uses thereof, may conflict with patents or copyrights that have been granted or may be granted to competitors or others. Such competitors or others could bring legal actions against the Company or its customers, claiming damages and seeking to enjoin manufacturing, marketing or use of the affected product or processes. Similarly, the Company may in the future find it necessary to commence litigation in order to enforce and protect its proprietary rights. If the Company becomes involved in any such litigation, it could consume a substantial portion of the Company's resources and result in a significant diversion of management attention.
If the outcome of any such litigation were adverse to the Company or its customers, its business, financial condition and results of operations could be materially adversely affected. In addition to any potential liability for damages, the Company or its customers could be enjoined from continuing to manufacture, market or use the affected product or process, and could be required to obtain a license in order to continue such manufacture, marketing or use. There can be no assurance that the Company or its customers would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all.


Reliance Upon Development of Market

   The Company has developed products that address the interactive multimedia business software market. If this market fails to grow or grows more slowly than the Company currently anticipates or if the Company is unable to attract sufficient distributors, the Company's business, results of operations and financial condition would be materially adversely affected.


Forward Looking Statements and Associated Risks

   This Prospectus, including the documents incorporated herein by reference, contains certain forward-looking statements, including, among others (i) results of operations (including expected changes in the Company's gross margin and general, administrative and selling expenses); (ii) the Company's business strategy for expanding its presence in the multimedia business software applications industry; and (iii) the Company's ability to distinguish itself from its current and future competitors.

   These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the multimedia business software market; (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (iii) anticipated working capital or other cash requirements; (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market; and (v) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the forward-looking statements contained herein will in fact transpire.


Potential Adverse Effect of Preferred Stock; Anti-Takeover
Effects

   In addition to the outstanding Series C Preferred Stock and Series D Preferred Stock, the Board of Directors has authority to issue up to 804,900 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of additional Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. The Company has no present plans to issue shares of Preferred Stock. The Company has not exempted itself from the Delaware Business Combination Act ("DBCA"). The DBCA prohibits certain business combinations with "interested stockholders" unless the combination, or the transaction in which the interested stockholder acquired his interest, were approved in advance by the Board of Directors. The possible application of the DBCA may further discourage or prevent a change in control of the Company. See "Description of Capital Stock."


Management of Growth

   The Company anticipates significant growth upon acceptance of its products and intends to pursue rapid growth as part of its business strategy. This growth strategy will require an increase in the number of the Company's personnel, particularly skilled technical, marketing and management personnel. The Company competes with some of the major computer, communications, consulting and software companies, as well as information service departments of major corporations, in seeking to attract qualified personnel. There can be no assurance that the Company will be able to attract and retain the personnel necessary to pursue its growth strategy. Further, the Company will be required to expand, train and manage its employee base. This will require an increase in the level of responsibility for both existing and new management personnel. There can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to manage its growth effectively and to assimilate its new employees successfully.
Any failure to adequately manage the Company's growth, could materially and adversely affect the Company's business, operating results and financial condition.


Shares Eligible for Future Sale

   Sales of substantial amounts of the Company's common stock, or the availability of such shares for sale, could adversely affect the price of the Common Stock and the ability of shares to sell their holdings. The Common Stock offered hereby by the Selling Stockholders represents up to 30% of the currently outstanding Common Stock.


Risk of Default on Senior Debt

   The Company has obtained a secured line of credit from Cupertino National Bank. The line of credit allows the Company to borrow a base amount of $500,000 and to obtain revolving advances in the future based upon the value of acceptable inventory and accounts receivable. Amounts borrowed under the line of credit are secured by substantially all of the Company's assets, including its inventory, accounts receivable and
technology.   If the Company were to default on the line of
credit, the bank would have rights to the Company's technology and other assets superior to the rights of the Company's unsecured creditors and stockholders.





                     THE COMPANY

   Innovus Corporation provides a powerful, yet easy to use software tool, INNOVUS Multimedia, for creating interactive business multimedia applications and presentations. The Company's product can seamlessly interact with the user's existing business applications due to its Microsoft-standards compliant design. While the nature of projects which can be created with INNOVUS Multimedia is limited primarily by the user's imagination, typical examples include computer based training (CBT) applications; high impact multimedia presentations; employee orientation and other human resources systems; electronic catalogs, product information systems and other sales and marketing applications, all of which integrate desktop applications with corporate databases in an enhanced, media rich format. Projects can be created in INNOVUS Multimedia by intermediate level computer users in a "point and click" fashion; programmers and developers also find the product useful and scalable since the underlying engine, accessible to those who wish to use it, is compliant with Microsoft Visual Basic for Applications standards. INNOVUS Multimedia is the first multimedia tool to offer the ease of use of presentation software combined with the media management of authoring programs and the power of application development tools. INNOVUS Multimedia allows the desktop PC user to fill the gap between settling for standard solutions provided by shrinkwrap applications and creating customized programs using traditional complex development and authoring tools.

   In addition to the software tool, Innovus Corporation has begun to release a series of application templates that further simplify the use of the tool by providing an outline to automate several common business activities. The Company intends to expand the family of application templates (See "Risk Factors - Forward Looking Information). By the end of 1996, the Company plans to sell at least two CD volumes of business oriented media objects, such as video, sounds, animations, backgrounds, interactive buttons and images, to facilitate development of multimedia projects using INNOVUS Multimedia or other media applications.


Industry Overview

     Increasingly, business information system resources are incorporating multimedia to enhance efficiency and productivity. The communications power of multimedia, when combined with other business computing capabilities, such as databases, networks, and integration of other business applications, allows users to create innovative solutions to recurring business activities. In an industry report dated April, 1996, the Gartner Group, a leading industry analyst, estimated that the impact of multimedia on business will be as far-reaching as the introduction of PCs and LANs in the early 1980s. According to the Gartner Group, over 70 percent of all multimedia applications will have to be created and maintained at or below the corporate department level, rather than by the IS department.

     The acceleration of multimedia in the business environment is evidenced by several significant emerging industry standards, including Intel's MMX standard for improved business multimedia PC performance and Microsoft's DirectX enhanced multimedia software development specification. Several factors influencing this growing trend include:

Increased power of desktop computers. As the cost of hardware has continually dropped and the requirements of business software has increased, the capabilities of typical corporate desktop PCs has increased. An ever-increasing percentage of desktop PCs are capable of using 32 bit operating systems such as Windows 95 or Windows NT. These PCs have the large hard drives, color monitors and RAM memory required for multimedia.

Rapid expansion of the Intranet and Internet. The rapid expansion of Intranets and the Internet is driving demand for tools to manipulate and manage enhanced digital graphic and multimedia content for use in World Wide Web sites, and electronic transaction and business information environments.

Increased user knowledge and expectations. As users experience more software utilizing graphical or multimedia user interfaces, they demand similar intuitive presentation and point and click functionality from all business applications.

Proliferation of multimedia capable business networks. Network technology has continued to evolve to allow for higher bandwidth, lower cost network communication. Such enabling technology allows for the deployment of multimedia applications across corporate networks.

Increased ease of use and re-use of media content. Multimedia tools and applications can readily use and store media in standard industry formats without complicated conversion. Multimedia developers can therefore readily obtain media content from a variety of sources, including the Internet and commercial clip-art packages, as well as create their own media through the use of scanners, sound cards, digitized cameras and drawing tools.

Increased multimedia productivity and efficiency. Demand for more efficient computer information systems have created a demand for applications which automate, organize and monitor typical business functions such as employee training, customer support and sales force automation. Communication rich multimedia applications increase the productivity and efficiency of automated systems.


Company Strategy

     The Company's objective is to rapidly penetrate and capture the business multimedia applications market for users from the corporate department level to the small to medium enterprise
(SME) market . Key elements of the Company's product market strategy are:

Product Positioning. The Company is positioning its products as the business multimedia tool for the individual user in a business environment. By combining the ease of use of presentation software with full OLE and ODBC access to business applications, the Company believes INNOVUS Multimedia presents a unique opportunity for power users to create applications without the learning curve of traditional development tools.

Rapid Market Penetration. Beginning in the fourth quarter of 1996, the Company has begun to aggressively market its products through substantially lowered price points, exciting visual advertising and direct mail campaigns. The targeted market includes a broad range of customer profiles, including power users, developers and current authoring product users, with an emphasis on the [aggressive] [hip?] user searching for a way to add the power of multimedia to his other business without the authoring tool learning curve.

Industry Relationships. The Company is currently discussing potential joint marketing efforts and other strategic relationships with key industry participants.

Flexible Software Design. Recognizing that software standards are constantly in a state of flux, INNOVUS Multimedia was designed to be inherently flexible and readily modifiable to accommodate new standards for media and data exchange. Since many features are enables through external wizards or OLE automation, revision of the software to accommodate new standards is simplified, potentially allowing for shorter development cycles.

Complete Solutions. The Company is positioning itself to be a leader in business multimedia applications development by providing a complete family of products for business users. The Company provides a fully integrated technology solution that allows customers to standardize on a single methodology for deploying media-based business applications, on the desktop, through the server, and over the web. Additionally, the Company offers custom application development services through a Services Division to augment the resources of the users and the VAR channel.

Broad Based Distribution Channels. The Company has established partners with respect to the following channels of distribution: direct sales, retail, catalog marketers, VARs and corporate resellers. The Company plans to leverage these existing relationships for penetration of its target markets. Additionally, the Company believes it is well positioned to serve as a channel partner in that its products add value and usability to other software companies' existing applications and embedded technologies.

Design Product Line for Repeat Sales. The Company's current and planned product line consists of the core software tool, application templates for specific uses and multimedia content. The Company believes that each sale of the tool creates a potential customer for application templates and media content; each purchaser of content is a potential customer for the tool or templates; and each purchaser of a template is a potential customer for other templates and media content. By enabling power users to readily become developers, the Company believes INNOVUS Multimedia will be creating a repeat customer base in addition to the typical upgrade market. (See "Risk Factors -- Forward Looking Statements".)

Exploit Internet Opportunities. The Company believes that the emergence of the world-wide web/intranet will significantly increase the market for open environment multimedia development tools. This emergence is driving demand for development tools to manipulate and manage enhanced digital graphics and multimedia content for use in the world wide web sites, and electronic transaction of business information. The Company's products allow business managers to develop and deploy fully transactional applications using the Internet to continuously update and/or exchange data with remote users.



The INNOVUS Solution

     The Company's core software tool allows business managers and users to automate recurring activities through a multimedia development tool designed specifically for building easily modifiable business information systems. For example, the Company's software can create computer applications that automate the training and orientation functions which otherwise would
require significant manpower and other corporate resources.   It
is the first multimedia tool to offer the ease of use of presentation software combined with the media management of authoring programs and the power of application development tools. Managers, trainers and developers can now build dynamic, easily modifiable business applications that interface with commonly used databases without the support of the IS professional. Unlike multimedia tools that require the user to convert multimedia text and database files to proprietary formats, the Company's products give managers OLE integration and Open Database Connectivity (ODBC) so managers can access files in their original formats. The Company's software allows corporate users to distribute applications over a LAN and to interact with existing data files. Furthermore, once these applications have been developed, segments or portions can be reused in new applications, substantially adding to the cost-efficiency benefits of implementing technology in the context of such business activities.

     The INNOVUS product's user friendly interface allows a manager or staff member to build full multimedia applications using the same basic computer skills required to operate presentation software. Dynamic links allow applications deployed on a network to be changed by simply updating the central database. Applications can also incorporate active portions of other common business software, including spreadsheets, e-mail and word processors. Additionally, the Company's products offer complete solutions. Using INNOVUS Multimedia, users will be able to accelerate their business process automation by using various INNOVUS application templates. The Company has released, and will continue to expand, a growing family of application templates which provide both the logic and content for various common business activities in the training, human resources, sales force automation, customer support and product marketing areas. The Company is also releasing a series of media kits containing video, audio, images, animations, backgrounds, graphical buttons and hot spots - essential components of
multimedia applications.    (See "Risk Factors - Forward Looking
Information.")



The Innovus Product Line

     The Company's software products allow managers to design friendly multimedia user interfaces that automate time-consuming, paper-intensive activities and turn them into controlled, modifiable systems. Using the Company's products, anyone with basic Microsoft Windows skills can:

-    Design the flow, layout and timing of information.
- Connect the project to existing databases or create new data sources, combine video, sound, graphics and text, add quiz and survey questions, and incorporate other applications.
- Deploy the project across a network, or package it for a single workstation.
-    Measure how and by whom the applications are being used.
-    Maintain the system and update changing information.

     The Company's software is compatible with the latest and most advanced PC and multimedia technology. The Company's software is Windows 95 and Windows NT compatible, indicating that it can take advantage of advanced features such as OLE and ODBC support, and is compatible with Windows 3.1. These features allow INNOVUS Multimedia to operate as a full "front end" to other OLE compliant applications, allowing the design of training programs which teach the user how to use other application software, and which can continue to be available as a refresher tool as the user attempts to utilize the application in the course of the business day. INNOVUS Multimedia scripts use a QuickScript Visual Basic compatible scripting language.





     The Company's software products consist of the following:


- Product Name
- Description
- Price
- Available


- INNOVUS Multimedia v2.12 (1)
- Business multimedia & presentations tool includes
  Windows 3.1 support as well as  Windows 95 & Windows NT 4.X
- $99
- Now


- INNOVUS Multimedia v2.2 (1)
- Business multimedia & presentations tool, enhanced
  Internet/Intranet functionality Windows 95 & Windows NT 4.X only
- $99
- Now


- INNOVUS Multimedia v2.2I
- Business multimedia & presentations tool, advanced
  Internet/Intranet functionality, operates as browser plug-in
- $99
- Q2 1997


- Innovus Media that Works v. 1
- Buttons & backgrounds
- $59
- Q4 1996


- Innovus Media that Works v. 2
- Videos & sounds
- $59
- Q4 1996


- Innovus Media that Works v. 3
- Images
- $59
- Q4 1996


- Electronic Catalog Quickstart Template
- Quickly develop electronic catalogs and brochures
- $59
- Q4 1996


- Company Bulletin Board Quickstart Template
- Rapidly create a network based company information system
- $59
- Q4 1996


- Employee Sign in/out Quickstart Template
- Easy, database driven system for employees and visitors
- $99
- Q4 1996


- Quiz Formats for CBT Quickstart Template
- T/F, multiple choice, and matching question structure and reusable media
- $59
- Q4 1996


- Employee Benefits Quickstart Template
- Customizable on-line benefits system
- $99
- Q4 1996


- Employee Safety Quickstart Template
- Customizable company safety policies and training
- $99
- Q4 1996


- Company Policies Quickstart Template
- Customizable on-line rules & regulations for employees
- $99
- Q4 1996


- Company History Quickstart Template
- Creates company history presentation for employees
- $99
- Q4 1996


- Customer Service Quickstart Template
- Customizable customer service procedures and standards
- $99
- Q4 1996


- QuickStart Notes R4 Training (2)
- Customizable Lotus Notes training
- $2995
- Now


- QuickStart Employee Orientation (3)
- Customizable Employee Orientation system
- $2995
- Now


- NotesMaster CBT 5 user license
- Non-modifiable Lotus Notes training
- $99
- Dec 1996


- NotesMaster CBT 100 user license
- Non-modifiable Lotus Notes training
- $999
- Dec 1996


- INNOVUS Multimedia CBT
- INNOVUS Multimedia training
- $99
- Dec 1996


(1) Corporate licenses available for 100 users or more @ $50/user
(2) Price is for license starter kit.  User licenses required for
    implementation beyond one simultaneous user.   10 user pack
    list for $495, 100 user pack lists for $3,495
(3) Price is per system location. Additional licenses must be purchased for each system deployed.



    Product Descriptions:

INNOVUS Multimedia . INNOVUS Multimedia is the only full featured business multimedia application development tool designed for the desktop user to run on Windows 3.x, 95 and NT. It provides ordinary business users with an easy to use point and click development environment for media based applications. INNOVUS Multimedia is designed for the business user and has implemented an easy to understand yet powerful interface. This interface provides users with three intuitive views for designing, developing and timing elements in an application. All applications developed with Innovus multimedia tools can be segmented into re-usable sections. Each section can be developed by different users and imported back into the main application when completed. This provides managers the ability to use multiple resources for development. These sections can also be used to create libraries of functions for reuse in future projects.

INNOVUS Multimedia provides users with powerful business connections available for presenting, gathering and storing information. INNOVUS Multimedia fully supports Microsoft's business computing standards such as ODBC, OLE and Visual Basic for Applications scripting. INNOVUS Multimedia supports these standards to provide users with the ability to extend their applications beyond the functionality currently associated with multimedia tools. INNOVUS Multimedia allows users to quickly and easily interact with multiple corporate databases using ODBC. It enables the transfer of information between applications and can launch and control other OLE compliant programs such as spreadsheets and groupware. The QuickScript , Visual Basic compatible scripting language, lets users leverage this widely accepted business standard programming language, rather than learning archaic, proprietary scripting codes and commands.

Business Application QuickStart Templates. QuickStart Templates enable companies to rapidly accelerate the adoption of multimedia within their organizations by providing application shells and examples for multimedia development. These templates, developed by the Company, third party VARs and others, provide customers with a head start in developing and implementing multimedia enhanced applications. Once completed, these templates become custom applications that can be distributed over the company's network, copied onto desktop computer hard drives or burned onto CD-ROMs for distribution. All of the templates created in INNOVUS Multimedia include a Windows 95 compliant install and un-install application, making installation of the completed projects fast and simple. The Company's Quick Start Templates contain the essential content for each business activity addressed. The user or VAR simply adds to or modifies the existing content to meet his or her specific requirements. Many of the Quickstart templates in development will be smaller, more modular and lower in price than the two existing Quickstart Templates to increase their accessibility to a broader range of users.


Product Development (Future Products):

INNOVUS Multimedia 3.0. INNOVUS Multimedia 3.0 is an evolution of INNOVUS Multimedia for Desktops, currently in the development stage. The product is being developed to provide corporate IS departments a scalable and extensible multimedia software development environment for use throughout the entire organization. The 3.0 product will leverage the wide area communications capabilities of the Internet by providing developers the ability to connect to a wide variety of Internet resources, such as databases, WWW pages and FTP sites, quickly and easily. It will also include a Netware Directory Services
(NDS) interface for maximized networking capability. Another important aspect of INNOVUS Enterprise will be the groupware functions and collaborative development capabilities that will allow multiple developers to work simultaneously on a single project, with version control. (See "Risk Factors -- Forward Looking Statements").

Additional QuickStart templates. The Company plans to release approximately three new Quickstart templates each quarter during 1997. Several of these are in the early stage of development; others are being defined. The nature, content and pricing of these templates will be determined by market demand and the acceptance of the initial template offerings.


Marketing and Sales

     The Company's products are positioned for worldwide distribution through a combination of direct sales, retail, catalog marketers, VAR channels, corporate resellers and strategic relationships. The Company will leverage VARs and corporate resellers to sell products directly to corporate department managers and will use direct, catalog marketer and retail sales to reach individual desktop developers and power users. The Company's distribution channels are as follows:

Value Added Resellers (VARs). Long term market development and support requires the establishment of an international VAR network. The Company plans to continue building its VAR network by recognizing VARs from existing application-specific areas, such as Lotus Notes VARs. The Company has established a VAR network with over 65 VARs having already been through product training. These are active solutions developers who can use INNOVUS Multimedia to accelerate the speed and quality of media applications development for their existing customer base and extend their services to new customers with this added capability.

Strategic Relationships. The Company is working to secure relationships that can provide OEM and software bundling opportunities which will help to rapidly proliferate the user base for its INNOVUS Multimedia product. The Company is currently negotiating partnerships with service providers, VARs, hardware companies and other software vendors for this purpose.


Direct Sales Activities. The Company is actively promoting Internet based sales and marketing through its web site (www.innovusmm.com). The web site has fully implemented electronic commerce including direct download as well as on-line ordering with conventional delivery. The Company has established regional sales offices in Atlanta, New York, Boston, Dallas, Salt Lake City, and Los Angeles. The primary responsibilities of these offices is to recruit VARs, contact and develop potential customer relationships and work directly with major accounts in each region to accelerate the adoption of the Company's tools for corporate multimedia application development through various service and support activities.

Corporate Resellers. The Company has distribution agreements with well established corporate sales organizations, including Software Spectrum, Software House International, Stream, ASAP Software Express, PC Connection, Programmer's Paradise and MicroWarehouse. Internet based resellers include Software.Net and @Once Software. The Company intends to expand this area and is in contract negotiations with additional resellers in Europe and Australia as well as the United States at this time.

Software Retailers. Egghead Software is in the process of stocking the INNOVUS Multimedia tool in its stores. INNOVUS Media packages and CBT products will be placed following the initial stocking. Other major software retailers are in negotiations with the Company concerning retail distribution by year end.



Customers and End Users

     The Company markets its products to small and medium sized businesses as well as corporate departments operating on local area networks or the Internet. Buyers of the products include individual users, department managers, managers of specific business activities and corporate IS departments. The Company is positioning INNOVUS Multimedia as a powerful new business productivity tool that enhances the capabilities of other common business software and improves the efficiency and skills of a company's employees by automating many common, redundant business and management processes. The Company's customers may be subdivided into various vertical markets. The Company serves these vertical markets in order to address the unique needs experienced in each of the vertical markets as described below.

     The Company's current product line has been designed to allow its sales and marketing personnel as well as the sales and marketing personnel of its channel partners to focus on several vertical market opportunities inside the corporate computing environment. Products designed for other departments in the corporation will allow the Company to expand to other market segments in the future. Current application template products provide the Company access to theses vertical market segments; corporate training, human resource departments and sales and marketing departments. The following are examples of how some of the Company's products are being used by current vertical market customers.

Lotus Notes Upgrade Training is an application that teaches end users how to migrate their Notes applications from the 3.x to the
4.0 version of that product. It includes complete instructions on the product upgrade functionality and a section designed to be modified by the Notes support team to customize the specific application of Notes as used by that company or corporate department. American Express Stored Value Group is using this product to facilitate the easy upgrade of thousands of Lotus Notes end users in their organization. The customer is making the Company's training program available in their corporate training centers and also distributing it on their networks as an on line information system for ongoing support of the Lotus Notes user groups.

Safety and Compliance is a training application designed to educate and test employees on various government requirements associated with their job responsibilities. This template can be modified to include sections on personal safety, toxic waste management, fire prevention, OSHA regulations and Equal Opportunity Employment practices. A multi-national oil company is working with the Company to modify this template for refinery operations and will use the testing and database connectivity to capture employee results, to bolster compliance verification and identify training areas which need expansion.

New Employee Orientation is an application designed to be modified to fit each individual corporate culture. It includes sections on company structure and mission statements, employee benefit options, vacation schedules, training opportunities and available computing resources. Intermountain Health Care Corporation is using this product to accelerate the process of making new employees productive in their jobs. This will provide them a completely automated, cost saving orientation system connected to all their employee data bases that can be distributed across their local and wide area networks.

Electronic Policies and Procedures is an application that provides an on line policy document that can be updated continuously to meet changes inside the company, new legislation, or in the business environment. This is an essential tool to the reengineering process currently under way in much of corporate America. Associated Foods Corporation is implementing this tool to help manage their corporate reengineering and to minimize legal accountability issues associated with proper employee notification requirements and verification of employee acceptance.

Electronic Product Information System is an application that allows companies to distribute new product information and data updates across company networks and over the Internet. This template can be modified to link visual product presentations together with inventory status, product ordering systems and other on line departmental information that can assist their Placement Agents in closing a customer sale. This application recently won the "Best of Show" Award in the "Online Training and Documentation" Category of Softbank Institutes Interactive 96 Conference and Expo Trade Show in Atlanta. Egghead Software Corporation has implemented a nation wide sales force automation system based on this template that allows that company to send updated product information from an Oracle database to its 700 field sales Placement Agents every day along with customized training on each new item and then return the results to each employees performance records.

In addition to this vertical market focus, the Company is actively selling the core development tool to individual users, business managers, corporate IS departments and VARs who are creating numerous other applications to meet their own customer's demands. Part of the Company's marketing strategy is to look for opportunities to work with these developers to turn their solutions into meaningful application templates for resale to the general business marketplace. This will allow the company to rapidly expand its product offerings without dedicating its own resources and open up additional vertical market product and channel opportunities.


Competition

  The markets for the Company's products are highly competitive and are characterized by pressures to reduce prices, incorporate new features and accelerate the release of new product versions. A number of companies currently offer products that compete directly or indirectly with one or more aspects of the Company's products. Competitors could develop a product which competes with all aspects of the Company's products. Some current and potential competitors are larger, better established and have greater financial resources than the Company. Such competitors may have the ability to more aggressively market and price their products than the Company. There is no assurance that the Company will be able to successfully compete in these markets.

  The Company has developed a family of multimedia application products which combine the simplicity of a presentation program user interface and the media richness of professional authoring software with all the power and business functionality of corporate development tools. The Company's core product allows management to automate recurring activities through a multimedia development tool designed specifically for building easily modifiable business information systems. It is the first multimedia tool to offer the ease of use of presentation software combined with the media management of authoring programs and the power of application development tools. Managers, trainers and developers can now build dynamic, easily modifiable business applications that interface with all popular databases without the support of the IS professional. Unlike multimedia tools that require the user to convert multimedia text and database files to proprietary formats, the Company's products give managers OLE integration and Open Database Connectivity (ODBC) so managers can access files in their original formats. The Company's software allows corporate users to distribute presentations over a LAN and import existing data files. Because of this, management feels the Company is unique from a competitive standpoint, particularly in light of the ability of its technology to be used in an open environment and implemented on a cost effective basis.

  There are currently four categories of software products which attempt to provide business multimedia application solutions to the corporate market.

Visual development environments such as Visual Basic, Delphi, and PowerBuilder, are capable corporate tools which integrate well in network solutions. These are highly technical development tools generally requiring skilled programmers and protracted development schedules to create and maintain business applications. These products have limited native media support capability.

Multimedia authoring tools such as IconAuthor, AuthorWare, and MFactory can create and manage sophisticated media presentations and program logic. They demand a high level graphics artist or technical user and have limited business functionality or scalable network deployment capabilities.

Web page design tools such as Microsoft Front Page and Netscape Gold are strong media and text document managers and work well in extended network environments, but are limited in their format support and transaction capabilities and lack back - office connectivity. These tools focus on web development and fall short in full business applications.

Computer based training tools such as CBT Express, Toolbook and Quest are useful project development programs for training and testing activities which provide much of the presentation logic for instructional applications. While some of these tools offer media support, they are generally lacking in scalable network capabilities, database support, extensibility and business functionality.

  Few of these products can be operated effectively by the average manager or desktop computer user. They offer no accelerated vertical solution templates. They are generally cost prohibitive for wide distribution by managers to desktop users, and do not provide a single integrated multimedia application solution that crosses all levels of the corporate network.

  Management believes that only the INNOVUS product line offers this complete solution approach to the business multimedia application market. Management believes the companies that now have program development and presentation products would incur significant expense and programming time in re-engineering those products to be suitable for desktop business applications. In particular, the Company is not aware of existing presentation products that could emulate the ability of INNOVUS Multimedia to act as an interactive multimedia data without fundamental changes to the architecture of such competitive products.


Proprietary Rights

  The Company regards certain features of its products as proprietary and relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary information. The Company holds no patents applicable to its business and has no patent applications pending. The Company seeks to protect its products and related documentation and other written materials under trade secret and copyright laws (as described below) which afford only limited protection. The Company seeks to protect its product names under trademark and unfair competition laws. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or obtain and use information that the Company regards as proprietary.

  The Company's software is protected by copyright laws, and each end-user is granted a license to use either a single copy or an open network access to the software. The Company has received copyright protection on its various development tools, application templates and run time programs. Copyrighted code includes three DOS based product versions, five Windows 3.x version products, three Windows 95 version products and three Windows NT product versions. Copyrights cover authoring and development products, report generators, media drivers, peripheral drivers, various program executables and configuration and install programs. All of these copyrights relate to the Company's development programs and vertical applications. The Company may also attempt to obtain limited patent protection for the architecture of its products, but has not yet determined if its products contain any patentable inventions. Innovus has filed for trademark registration for certain of its product and feature names.


Employees

  Innovus currently has 50 full time employees and plans to hire additional staff as the need arises. Of the total employees, 7 are engaged in management and administration, 5 in sales and marketing, 9 in development and 4 in customer support. None of the Company's employees are represented by a labor union. The Company believes its relationship with its employees to be good.


Facilities

  In 1995, the Company purchased the building it had previously been leasing in Salt Lake City, Utah. The building is approximately 11,760 square feet which includes a complete software development lab, hardware integration and testing facilities, computer graphics stations, digital media compression systems, audio/video edit bay, project authoring systems, application design equipment and general offices. The building is subject to a purchase money mortgage to a third party in the original principal amount of $696,313. The current interest rate on the mortgage of 8.5% per annum will be adjusted annually commencing in June, 2000 and the current monthly payments of $5,658 will be adjusted accordingly based on a 24 year amortization. A balloon payment for the balance of the mortgage is due on June 30, 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."


Company History

  The Company was incorporated in 1988 as a Delaware corporation. Innovus Multimedia, Inc. was founded in 1987, and acted as a value added reseller of multimedia hardware and software in the form of stand alone kiosks until 1993. Subsequently, new management joined the Company, and the Company de-emphasized its multimedia kiosk business, and focussed on business oriented multimedia software development. As part of this transition, the Company hired new software developers, marketing personnel and others, and secured the equity financing for research and development necessary to complete its first version of its Windows software.

  In September of 1994, as part of Innovus' transition to a business oriented multimedia software developer, and to enhance its capital raising ability, Innovus was acquired by the Company in a reverse acquisition.

  The Company commercially released its core software product in March of 1996, and since that time has released several templates that complement that software.




                         USE OF PROCEEDS

       The net proceeds from the sale of the Shares will be received by the Selling Stockholders. The Company will not receive any of the proceeds from any sale of the Shares by the Selling Stockholders.




                       SELLING STOCKHOLDERS

       The table below sets forth information as of November
8, 1996 with respect to the Selling Stockholders, including names, holdings of shares of Common Stock prior to the offering of the Shares, the number of Shares being offered for each account, and the number and percentage of shares of Common Stock to be owned by the Selling Stockholders immediately following the sale of the Shares, assuming all of the offered Shares are sold. The Registration Statement of which this Prospectus is a part was filed by the Company pursuant to registration rights granted to the Selling Stockholders and does not necessarily indicate a present intent to sell Common Stock by the Selling Stockholders.




                                                        Shares of Percentage of
                        Shares of                    Common Stock  Common Stock
                     Common Stock                           to be         to be
                     Beneficially Shares of Beneficially Beneficially Owned Before Common Stock Owned After Owned After
Name              the Offering(1)  Being Offered  the Offering(2)  the Offering

Richcourt
   $ Strategies, Inc.     499,312     499,312(3)                0             0


Priority
   Investments,Inc.        62,016      62,016(4)                0             0


Millenco, L.P.             62,016      62,016(4)                0             0


HBK Cayman L.P.           186,047     186,047(5)                0             0


HBK Offshore
   Fund Ltd.              124,031     124,031(6)                0             0

____________________
 (1) Calculated based upon the hypothetical conversion of the Series C Preferred Stock and Series D Preferred Stock to Common Stock as of November 8, 1996. The actual number of shares of Common Stock which would be issuable to each Selling Stockholder on conversion will be based upon the amount of dividends which have accrued on the Preferred Stock at the time of conversion and, with respect to the Series C Preferred Stock, the market price of the Common Stock at the time of conversion. The actual number may be more or less than the amount listed in the table.

 (2) Assumes that the Selling Stockholder sells all Common Stock being offered.

 (3)   The actual number of Shares being offered by this Selling
Stockholder will be the number of shares of Common Stock into which 20,000 shares of Series C Preferred Stock and 20,100 shares of Series D Preferred Stock are converted.

 (4)   The actual number of Shares being offered by this Selling
Stockholder will be the number of shares of Common Stock into which 5,000 shares of Series C Preferred Stock are converted.

 (5)   The actual number of Shares being offered by this Selling
Stockholder will be the number of shares of Common Stock into which 15,000 shares of Series C Preferred Stock are converted.

 (6)   The actual number of Shares being offered by this Selling
Stockholder will be the number of shares of Common Stock into which 10,000 shares of Series C Preferred Stock are converted.




                       PLAN OF DISTRIBUTION

       This Prospectus relates to the offer and sale by the Selling Stockholders of Common Stock to be received by them on conversion of Series C Preferred Stock or Series D Preferred Stock which they owned as of the date of this Prospectus. The Series C Preferred Stock is convertible from time to time by the holders thereof based upon the original purchase price of $50.00 per preferred share, plus accrued dividends thereon at 5% per annum, divided by the lower of (i) $5.45 per share of common stock, or (ii) 75% of the average closing bid price for the common stock over the five trading days preceding conversion.
The Series D Preferred Stock is convertible from time to time by the holders thereof based upon the original purchase price of $50.00 per preferred share, plus accrued dividends thereon at 5% per annum, divided by $4.00 per share of common stock. If all of the Series C Preferred Stock and Series D Preferred Stock had converted into Common Stock at November 8, 1996, the total number of Shares of Common Stock issued on conversion would have been approximately 933,421 shares. The actual number of Shares being offered by the Selling Stockholders maybe more or less than this amount depending upon the amount of dividends which accrue on the Preferred Stock prior to conversion into Common Stock and, in the case of the Series C Preferred Stock, changes in the market price of the Common Stock. The conversion price for each class of preferred stock is subject to adjustment upon the occurrence of stock splits, recapitalization and similar events.

       Any distribution of the Shares by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or re-allowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq Stock Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

       The Selling Stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

       Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

       At the time a particular offering of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of the Shares being offered and the terms of the Offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

       In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

       The Company has agreed that it will bear all costs, expenses and fees in connection with the registration of the Shares.




                          LEGAL MATTERS

       The validity of the Shares offered hereby are being passed upon for the Company by Ballard Spahr Andrews & Ingersoll,
Salt Lake City, Utah.




                             EXPERTS

       The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in the Form 10-K have been audited by Hansen, Barnett & Maxwell, independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.





                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS



   Item 14.  Other Expenses of Issuance and Distribution.

       The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.



SEC Registration Fee . . . . . . . . . . .$2,790

Accountants' Fees and Expenses . . . . . . 3,000 *

Legal Fees and Expenses. . . . . . . . . .10,000 *

Miscellaneous. . . . . . . . . . . . . . . 1,710 *



   TOTAL . . . . . . . . . . . . . . . . $17,500 *


____________________
   *  Estimated, subject to change.

         The Selling Stockholders will not bear any portion of the expenses of registration of the Shares.


    Item 15.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the
State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Company's Certificate of Incorporation, as amended, has the following indemnification provisions:




                           ARTICLE VII

            INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who, at the request of the board of directors of the Corporation, may serve, or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock, or which it was or may be a creditor, and the respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid on judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually or necessarily by such persons in connection with the defense or settlement or any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be assessed against them or any of them, by reason of being or having been directors or officers of the Corporation, or such other corporation, to the full extent permitted by the General Corporation Law of Delaware as it amy from time to time be amended.

         The Company's By-laws similarly provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.



    Item 16.  Exhibits.

Exhibit
Number        Description

3.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1, Reg. No. 33-79714)

3.2     Bylaws (incorporated by reference to Exhibit 3.2 to
        Registration Statement on Form S-1, Reg. No. 33-79714)

3.3     Certificate of Amendment of Certificate of Incorporation
        (incorporated by reference to Exhibit 3.3 to Annual Report on Form 10-K for the year ended December 31, 1994)

4.1     Specimen copy of Common Stock Certificate
        (incorporated by reference to Exhibit 4.1 to Registration
        Statement on Form S-1, Reg. No. 33-79714)

5.1     Opinion of Ballard Spahr Andrews & Ingersoll*

23.1    Consent of Hansen, Barnett & Maxwell*

23.2    Consent of Ballard Spahr Andrews & Ingersoll (included in
        Exhibit 5.1)

24.1    Power of Attorney (included in Part II of Registration
        Statement)

* Filed herewith



    Item 17.  Undertakings.

    A.   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i)  To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933, as amended (the
"Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (A)(1)(i) and
(A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    D.   The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                            SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on November __, 1996.

INNOVUS CORPORATION


By: /s/
    Terry Haas
    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Terry Haas and David Mock, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature                Title                    Date


/s/               President (Principal        November __, 1996
Terry Haas        Executive Offier) and
                  Director

/s/               Executive Vice President    November __, 1996
David Mock        Chief Financial Officer
                  (Principal Financial
                  Officer), Director

/s/               Director                    November __, 1996
Michael DeBloois

/s/               Director                    November __, 1996
Brenda Cornell

/s/               Director                    November __, 1996
Kenneth Woolley

/s/               Director                    November __, 1996
Jay Misra

/s/               Director                    November __, 1996
David Broadbent



                          EXHIBIT INDEX



Exhibit
Number             Description                   Page

3.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1, Reg. No. 33-79714)

3.2      Bylaws (incorporated by reference to Exhibit 3.2 to
         Registration Statement on Form S-1, Reg. No. 33-79714)

3.3      Certificate of Amendment of Certificate of
         Incorporation            (incorporated by
         reference to Exhibit 3.3 to Annual Report on Form 10-K for the year ended December 31, 1994)

4.1      Specimen copy of Common Stock Certificate
         (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1, Reg.
         No. 33-79714)

5.1      Opinion of Ballard Spahr Andrews & Ingersoll*

23.1     Consent of Hansen, Barnett & Maxwell*

23.4     Consent of Ballard Spahr Andrews & Ingersoll
         (included in Exhibit 5.1)

24.1     Power of Attorney (included in Part II of
         Registration Statement)



* Filed herewith